UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2008

EXACTECH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-28240	59-2603930
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2320 NW 66th Court Gainesville, Florida 32653
(Address of Principal Executive Office)

Registrant’s telephone number, including area code (352) 377-1140

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2008, Exactech, Inc. (the “Company”) and Dr. William Petty, the Company’s Chief Executive Officer and Chairman of the Board of Directors, completed an amendment to the employment agreement, dated February 28, 2008, between Dr. Petty and the Company. The amendment to the employment agreement extends the term under Dr. Petty’s employment agreement with the Company, which was to expire on December 31, 2007, until March 31, 2008, providing for the continuation of such term pending renegotiation of a new employment agreement. All other terms to the employment agreement remain unchanged. The amendment to the employment agreement is attached hereto as Exhibit 10.1 and is hereby incorporated by reference.

Item 7.01	Regulation FD Disclosure

On March 4, 2008, the Company issued a press release announcing its entry into a license agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01.	Other Events

The Company’s Taiwanese subsidiary, Exactech Taiwan, has entered into a license agreement with the Industrial Technology Research Institute (ITRI) and the National Taiwan University Hospital (NTUH) for the rights to technology and patents related to the repair of cartilage lesions. Using the technology, Exactech plans to launch a cartilage repair program that will include a device and method for the treatment and repair of cartilage in the knee joint. It is expected that the project will require Exactech to complete human clinical trials under the guidance of the FDA in order to obtain pre-market approval for the device in the United States. The agreement terms include a license fee based on the achievement of specific, regulatory milestones and a royalty arrangement based on sales once regulatory clearances are established. A press release dated March 4, 2008, announcing the entry into the license agreement is attached as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Amendment to employment agreement between Exactech, Inc. and R. William Petty, M.D.

99.1	Press Release issued by the Company on March 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACTECH, INC.

Date: March 4, 2008	By:	/s/ Joel C. Phillips
Joel C. Phillips
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment to employment agreement between Exactech, Inc. and R. William Petty, M.D

99.1	Press Release issued by the Company on March 4, 2008.